As filed with the Securities and Exchange Commission on August 31, 2026

Registration No. 333-297237

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PULSENMORE LTD.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

State of Israel	3841	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Pulsenmore Ltd.

Omarim St. 8, Omer

Israel 8500767

+972-526062075

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Pulsenmore Americas LLC

c/o Vcorp Services, LLC

1013 Centre Road, Suite 403-B

Wilmington, Delaware 19805

+972-526062075

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: +972 (0) 3.636.6000	Ivor Krumholtz, Adv. Amir Shachar, Adv. Shibolet & Co., Law Firm 4 Yitzhak Sade St. Tel Aviv 6777504 Israel Tel: +972 (3) 307-5030

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Pulsenmore Ltd., or the Registrant, filed with the Securities and Exchange Commission, or the SEC, a Registration Statement on Form F-1 (Registration No. 333-297237) on July 2, 2026, which was declared effective by the SEC on July 10, 2026, or the Registration Statement. The Registration Statement originally covered the resale from time to time by the selling shareholder identified in the prospectus that form a part of the Registration Statement of up to 3,125,000 ordinary shares, par value NIS 0.00032 per share, or the Ordinary Shares, consisting of (i) 1,562,500 ordinary shares issuable upon the exercise of pre-funded warrants originally issued in a private placement on June 26, 2026, or the Private Placement, and (ii) 1,562,500 ordinary shares issuable upon the exercise of warrants originally issued in the Private Placement.

This Post-Effective Amendment No. 1 to the Registration Statement, or the Post-Effective Amendment No. 1, is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 1. This Post-Effective Amendment No. 1 concerns only the sale of the Ordinary Shares by the selling shareholder from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 31, 2026

2,239,500 Ordinary Shares

This prospectus relates to the resale, by the selling shareholder identified in this prospectus, of up to an aggregate of 2,239,500 ordinary shares, par value NIS 0.00032 per share of Pulsenmore Ltd., consisting of (i) 677,000 ordinary shares issuable upon the exercise of pre-funded warrants originally issued in a private placement on June 26, 2026, or the Private Placement, and (ii) 1,562,500 ordinary shares issuable upon the exercise of warrants originally issued in the Private Placement.

The selling shareholder is identified in the table commencing on page 11. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds from any exercise of warrants if the selling shareholder exercises the warrants on a cash basis, if and when exercised. See “Use of Proceeds.”

The selling shareholder may sell all or a portion of the ordinary shares from time to time in market transactions through any market on which our ordinary shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. We will bear all of the expenses incurred in connection with the registration of these shares. The selling shareholder will pay any underwriting discounts and selling commissions and/or similar charges incurred in connection with the sale of the shares. See “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, and on the Tel Aviv Stock Exchange, or TASE, under the symbol “PLSM”. On August 28, 2026, the last reported sale price of our ordinary shares, as reported on Nasdaq was $2.57 per share and as reported on the TASE was NIS 8.037 or $2.71 per share (based on the exchange rate reported by the Bank of Israel on that date).

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before purchasing any of our securities.

Neither the U.S. Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026.

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About This Prospectus

This prospectus is part of a registration statement that we filed with the SEC. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with information that is in addition to or different from that contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Throughout this prospectus, unless otherwise designated, the terms “we,” “us,” “our,” “Pulsenmore,” “the Company” and “our Company” refer to Pulsenmore Ltd., and its wholly-owned subsidiaries. References to “ordinary shares,” “warrants” and “share capital” refer to the ordinary shares, par value NIS 0.00032 per share, warrants, and share capital, respectively, of Pulsenmore.

Market data and certain industry data and forecasts used in, or incorporated by reference in, this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have obtained the statistical data, market data and other industry data and forecasts used in this prospectus and in the SEC filings incorporated herein by reference from publicly available sources, and we have not sought the consent of such sources to refer to their publicly available reports in this prospectus. We have relied on certain data from third-party sources, including internal surveys, industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not necessarily know what assumptions regarding general economic growth were used in preparing the third-party forecasts we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them. Unless derived from our financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus as of December 31, 2025, and December 31, 2024, are translated using the rate of NIS 3.19 to US$1.00, the exchange rate reported by the Bank of Israel on December 31, 2025. The financial information as of and for the six months ended June 30, 2026, as well as other translations from NIS to U.S. dollars contained in this prospectus, has been translated into U.S. dollars using the representative exchange rate of NIS 2.978 per US$1.00, the exchange rate reported by the Bank of Israel on June 30, 2026.

This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

All references in this prospectus to “$,” “U.S. Dollars” and “dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

We have not taken any action to permit a public offering of the securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus outside of the United States.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in the ordinary shares. You should read this summary together with the entire prospectus and the information incorporated by reference herein and therein, including the risks that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein and therein, before making an investment in the ordinary shares.

Overview

We are an emerging medical device company focused on research, development, manufacture, marketing, and sale of innovative, non-invasive portable ultrasound solutions that provide significant healthcare benefits by utilizing next-generation technology for home use. We currently have two primary products, the Pulsenmore ES and the Pulsenmore FC, and an additional third portable ultrasound solution that is in earlier developmental stages, the Pulsenmore MC. We collectively refer to our products as the “Pulsenmore Products”. The Pulsenmore Products open the door to a new market in the field of ultrasound – performing home scans in gynecology as well as in various other fields such as pulmonary, cardiology, and urology.

The Pulsenmore ES is a non-invasive home ultrasound device that is clinically proven to support prenatal care by allowing expectant mothers to perform self-scans and telehealth guided scans at home. The device is approved for use in several key markets including the United States, Europe, Switzerland, Australia, Brazil, Colombia and Israel. Another product, the Pulsenmore FC is intended for self-examination of ovarian follicles and endometrial tissue in women undergoing in vitro fertilization (IVF) or fertility preservation. The Pulsenmore FC device is approved for use in Israel and has been supplied for clinical research purposes in other territories. As we are in the early stages of commercialization of the Pulsenmore FC device in Israel, we plan to gain more real-world experience with the Pulsenmore FC before submitting for approval in the United States and other territories. We are also developing the Pulsenmore MC which is engineered for daily monitoring of fluids in the lungs in patients with various pulmonary conditions, end stage renal disease, or congestive heart failure. The Pulsenmore MC is in the early stages of development, and we are conducting clinical feasibility trials.

Our flagship product, the Pulsenmore ES, has had a significant technological impact. In a recent survey of Pulsenmore ES users, approximately 86.3% of users reported a better pregnancy experience overall, 63% reported shorter clinical visits, and 90% reported a reduction in pregnancy-related anxiety and stress. With each sonogram taking approximately 74 seconds and over 150,000 home scans performed to date, the Pulsenmore ES enables better access and continuity of care with earlier detection of warning signs and alerts on risk conditions that may require intervention.

The Pulsenmore Products utilize proprietary ultrasound technology to generate high-quality ultrasound images that can be easily shared with healthcare providers for remote monitoring and consultation. The Pulsenmore Products are compact, hand-sized devices that make use of smart mobile phones to enable the relevant exams to be performed without the need for a physical visit in a clinic or hospital. The Pulsenmore Products include a software application for smart mobile phones that can be downloaded and installed by end users to help facilitate the remote physical examination or remote monitoring using telehealth technology. The software application allows the ultrasound images to be directly transferred to attending physicians, medical staff, or call center clinics. The Pulsenmore Products provide reliable scans while ensuring user safety and comfort. This enables users to achieve peace of mind and continuity of care without the need for frequent clinic visits, reducing the associated time spent and financial costs.

We focus on developing cutting-edge technologies to better meet the needs of patients and providing compelling value to our partners. In Israel, we have established partnerships with Clalit, as well as Sheba Medical Center, or Sheba, Israel’s largest hospital accounting collectively for more than NIS 5.1 million (approximately $1.7 million) in sales of Pulsenmore ES units in Israel for the period ended June 30, 2026.

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The Pulsenmore Products address significant and growing markets that we believe will sustain our long-term growth. Factors such as an increase in the demand for remote-access health solutions, the growing awareness of preventive diagnostics, and the influence of digital health trends are driving the growth of the home ultrasound market. We are increasing our focus on brand awareness and partnerships with healthcare providers which we believe will increase product utilization and expand our presence in existing territories and our penetration to new geographies. We believe our compelling product offering, coupled with an attractive business model premised on attractive economic benefits for our partners, effectively positions us to sustain and empower our future growth.

At the end of October 2025, we received FDA approval of the Pulsenmore ES as a Class II device to enable the acquisition of ultrasound images that allow interpreting healthcare providers to determine fetal heartrate. While we are currently focused on expanding our operations in the United States as well as Israel, we are also focusing on penetrating additional geographic markets with the Pulsenmore ES device. We received CE approval for the sale of the device in Europe. In 2024, we signed a distribution agreement with a distributor in Italy. We received purchase agreements in France and Poland in the second quarter of 2025 and are engaged in identifying opportunities to partner with Europe-based healthcare providers. In South America, the Pulsenmore ES is currently approved for sale in Brazil and Colombia however with the recent receipt of FDA approval in the Unites States, we are currently focused on expanding our commercial footprint in the United States. In the Asia-Pacific region, we have received regulatory approval for Pulsenmore ES in Australia, where we started commercial operations in the first quarter of 2025 and partnered with a health-provider in the third quarter of 2025. We cannot assure that any of the Pulsenmore ES or Pulsenmore FC or any other medical devices or new uses, modifications, or renewals for any approved devices will be cleared or approved in a timely or cost-effective manner, if cleared or approved at all, or that we will be able to maintain the clearance or approval of such devices.

To enhance our market position and sustain our track record of innovation, we continuously invest in research and development (R&D) of our products. Our innovation is supported by a portfolio of over 21 families of patents and patent applications invented by our experienced and committed R&D team. Our ability to effectively innovate is enhanced by our senior management and employees who have extensive expertise in the field of medical ultrasound devices. This allows us to incorporate critical feedback and emerging trends in real-time, supporting our continuous and iterative development processes.

We currently have an emerging pipeline of enhancements that we believe will allow us to increase our offerings to existing customers and to attract new customers. We believe that introducing new products and product enhancements is important to satisfy customer demand and respond to evolving technological developments.

Our Corporate Information

Our legal and commercial name is Pulsenmore Ltd.

Our principal office is located at 8 Omarim St., Omer, Israel, and our telephone number is +972 526062075. Our primary internet address is www.pulsenmore.com. None of the information on our website is incorporated by reference herein. Our agent for service of process in the United States is our subsidiary Pulsenmore Americas LLC c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805.

June 2026 Offering

On June 25, 2026, we entered into a securities purchase agreement with the selling shareholder pursuant to which we agreed to sell and issue in a private placement offering, pre-funded warrants to purchase up to 1,562,500 ordinary shares, or the Pre-Funded Warrants, together with ordinary warrants to purchase up to 1,562,500 ordinary shares, or the Ordinary Warrants, at a combined offering price of $4.7999 per Pre-Funded Warrant and Ordinary Warrant. The offering closed on June 26, 2026. The Pre-Funded Warrants and the Ordinary Warrants are collectively referred to herein as the “Warrants”.

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The Pre-Funded Warrants have an exercise price of $0.0001 per ordinary share, are immediately exercisable upon issuance and will not expire until exercised in full. The Ordinary Warrants have an exercise price of $4.80 per ordinary share, are immediately exercisable upon issuance and will expire on the five-year anniversary from the date of issuance. The exercise price of the Warrants is subject to adjustment as set forth in the Warrants for share splits, share dividends, recapitalizations and similar events. The Warrants are subject to a provision prohibiting the exercise of such Warrants to the extent that, after giving effect to such exercise, the selling shareholder (together with its affiliates, and any other persons acting as a group together with the selling shareholder or any of its affiliates), would beneficially own in excess of 4.99% of the outstanding ordinary shares.

We also entered into a placement agency agreement dated June 25, 2026, or the Placement Agency Agreement, with A.G.P./Alliance Global Partners, or the Placement Agent, pursuant to which the Placement Agent agreed to serve as the sole placement agent for us in connection with the offering. We agreed to pay the Placement Agent a cash placement fee equal to 7.0% of the gross proceeds of the offering and an expense reimbursement not to exceed $50,000 for accountable out-of-pocket legal expenses.

The gross proceeds from the Private Placement were approximately $7.5 million (approximately NIS 22.5 million), prior to deducting placement agent fees and offering expenses payable by us.

In connection with the offering, the selling shareholder named in this prospectus may offer and sell up to an aggregate of 2,239,500 ordinary shares issuable upon exercise of the Warrants.

Throughout this prospectus, when we refer to our ordinary shares being registered on behalf of the selling shareholder, we are referring to the ordinary shares that may be issuable upon exercise of the Warrants. Throughout this prospectus, when we refer to the selling shareholder, we are referring to the selling shareholder named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling shareholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

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The Offering

Offered Shares	Up to an aggregate of 2,239,500 ordinary shares, consisting of (i) 677,000 ordinary shares issuable upon exercise of the Pre-Funded Warrants, and (ii) 1,562,500 ordinary shares issuable upon exercise of the Ordinary Warrants. The selling shareholder is identified in the table commencing on page 11.

Ordinary Shares Outstanding on August 30, 2026	7,388,344 ordinary shares.

Use of proceeds	We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. However, we may receive the proceeds of up to approximately $7.5 million if the Warrants were exercised in full in cash. If the Warrants were exercised on a cashless basis we would not receive any proceeds (a cashless exercise of which could only occur if this registration statement is no longer effective or the prospectus contained herein is not available for resale of the ordinary shares underlying the warrants held by the selling shareholder). See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market Symbol	Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “PLSM”.

Risk factors	Before investing in our securities, you should carefully read and consider the “Risk Factors” beginning on page 5 of this prospectus.

Unless otherwise indicated, the number of ordinary shares outstanding prior to and after this offering is based on 6,502,844 ordinary shares outstanding as of August 30, 2026, and excludes:

●	383,281 ordinary shares issuable upon the exercise of outstanding options under Pulsenmore Ltd. 2019 Amended Share Incentive Plan, as amended, or the Plan, of which 268,316 options are vested, at a weighted average exercise price of $21.26 per ordinary share;

●	1,562,500 ordinary shares issuable upon exercise of Pre-Funded Warrants, at an exercise price of $0.0001 per ordinary share; and

●	1,562,500 ordinary shares issuable upon exercise of Ordinary Warrants, at an exercise price of $4.80 per ordinary share.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options or warrants into ordinary shares as described above.

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RISK FACTORS

An investment in our securities involves significant risks. Before making an investment in our securities, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our securities, please review the additional risk factors disclosed below, the information under the heading “Risk Factors” and the section entitled “Risk Factors” contained in our annual report on Form 20-F for the year ended December 31, 2025 filed with the SEC on March 30, 2026. In addition, please read “About this Prospectus” and “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations results of operations, financial condition and prospects.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the Warrants held by the selling shareholder in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 2,239,500 ordinary shares issuable upon the exercise of Warrants held by the selling shareholder, of which 677,000 warrants are pre-funded and are exercisable at a minimal exercise price of $0.0001 per ordinary share. Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or other equity or debt securities convertible into ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

The price of our ordinary shares may be volatile.

The market price of ordinary shares has fluctuated in the past. Consequently, the current market price of our ordinary shares may not be indicative of future market prices, and we may be unable to sustain or increase the value of your investment in our ordinary shares.

Future sales and issuances of shares of our ordinary shares or other securities might result in significant dilution and could cause the price of ordinary shares to decline.

To raise capital, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of ordinary shares in the public market or the perception that these sales might occur could depress the market price of shares of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial number of shares of our ordinary shares could adversely impact their price.

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Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Because we do not currently intend to declare cash dividends on our ordinary shares in the foreseeable future, shareholders must rely on appreciation of the value of our ordinary shares for any return on their investment.

We have never declared or paid cash dividends on our share capital. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our ordinary shares will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute shareholders and could decrease our stock price.

The exercise of our outstanding options and warrants may adversely affect our share price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants, or any future issuance of additional shares or other equity securities, including but not limited to options, warrants, restricted share units or other derivative securities convertible into our ordinary shares, may result in significant dilution to our shareholders and may decrease our stock price.

Conditions in Israel and regional instability may adversely affect our operations.

Our executive offices, research and development laboratories are located in Ramat Gan, Israel while our production site is located in Omer, Israel. In addition, the majority of our key employees, officers and directors are residents of Israel. Accordingly, military, political, and economic conditions in Israel may directly affect our business.

Since the establishment of the State of Israel in 1948 and in recent years, armed conflicts between Israel and its neighboring countries and terrorist organizations active in the region have involved missile strikes, hostile infiltrations, and terrorism against civilian targets in various parts of Israel.

On October 7, 2023, the “Swords of Iron” war broke out between Israel and the terrorist organizations in the Gaza Strip, following a surprise attack on Israel led by certain armed groups in the Gaza Strip that included massacres, terrorism and crimes against humanity. As of the date hereof, the broader regional security environment remains unstable, with periodic exchanges of fire involving Iran-backed groups in Lebanon, Syria, Iraq and Yemen, elevated threats against Israeli and U.S. targets, and episodic direct strikes between Israel and Iran during 2024, 2025 and 2026 that have not resolved underlying tensions. In June 2025, Israel and Iran engaged in direct hostilities, including Iranian launches of drones and ballistic missiles against Israel and Israeli operations against Iranian air defenses and missile production sites with the United States also carrying out strikes on Iranian nuclear facilities before a ceasefire took effect. On February 28, 2026, Israel and the United States commenced a joint operation against Iran, which has led Iran to launch ballistic missiles and drones against Israel and other countries in the region, including Saudi Arabia, the United Arab Emirates (UAE), Bahrain, Kuwait, Qatar, Jordan, Iraq, and Oman, as well as against U.S. targets in the Middle East. In addition, Iran closed the Strait of Hormuz, leading to disruption of the global supply chain, including in oil and gas, which caused global energy prices to rise and had a negative effect on the global economy and increased the instability in the Middle East as well as globally. In addition, in March 2026, the Israel-Lebanon ceasefire collapsed amid the operation against Iran, leading to Hezbollah firing rockets and drones against Israeli targets and a new Israeli ground operation against Hezbollah was initiated. As of the date of this Registration Statement, although Israel and Lebanon recently entered into a U.S.-brokered framework agreement intended to advance a cessation of hostilities and improve regional stability, and while this operation, as well as the operation against Iran, are under a fragile ceasefire, the ceasefire could collapse and lead to the continuation of the hostilities between the parties involved, and the outcome of the ceasefire, as well as the potential of the hostilities to continue and the effect thereof, are uncertain.

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Hostilities and threats connected to Iran’s regional network, comprising Hezbollah in Lebanon, militias in Syria and Iraq, and the Houthis in Yemen, have included attacks affecting Israel and disruptions to regional maritime routes.

In addition, in late 2025 and into 2026, Iran faced renewed domestic protests; in parallel, U.S. and European sanctions actions and enforcement have intensified. These factors can influence regional escalation, with potential impacts on Israel’s security and the operating environment for companies based in Israel.

All of the above raise a concern as to the stability in the region which may affect the security, social, economic and political landscape in Israel and therefore could adversely affect our business, financial condition and results of operations.

Furthermore, certain countries, primarily in the Middle East but also in Malaysia and Indonesia, as well as certain companies and organizations in different parts of the world, continue to participate in a boycott of Israeli brands and others doing business with Israel and Israeli companies. Further deterioration of Israel’s relationship with the Palestinians or countries in the Middle East could expand the disruption of international trading activities in Israel, may materially and negatively affect our business conditions, could harm our results of operation and adversely affect the share price of our Company. The foregoing efforts by countries, activists and organizations, particularly if they become more widespread, and other international tribunals, may adversely impact our ability to cooperate and collaborate with third parties.

Our business may also be disturbed by the obligation of personnel to perform military service. Our employees who are Israeli citizens are generally subject to a periodic obligation to perform reserve military service, until they reach the age of 40 (or 41, in some cases, or older, for reservists with certain occupations), but during military conflicts, these employees may be called to active duty for long periods of time. In case of further regional instability such employees, who may include one or more of our key employees, may be absent for extended periods of time, which may materially adversely affect our business.

In addition, ongoing political and civil actions in Israel which began in early 2023, resulting from, among other things, proposed changes to certain Israeli constitutional legislation, have had and may continue to have an adverse effect on the Israeli social, economic and political landscape and in turn, on us. However, it is difficult to predict at this time what the effect of such actions will be, if any.

Moreover, after several credit rating downgrades in recent years, on November 7, 2025, S&P Global Ratings revised its outlook on Israel to “stable” from “negative,” while affirming the “A” rating and on January 30, 2026, Moody’s also revised its outlook on Israel to “stable” from “negative,” while affirming Israel’s Baa1 long-term local and foreign-currency issuer ratings. Despite this stabilization in outlook by S&P, Moody’s and Fitch Ratings continued to maintain a negative outlook as of early 2026, citing persistent exposure to geopolitical risks and a polarized political system.

We can give no assurance that the political, economic and security situation in Israel will not have a material adverse impact on our business in the future.

Our insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred. Any losses or damages incurred by us could have a material adverse effect on our business, financial condition and results of operations. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

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FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein and therein by reference contain statements and information that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of forward-looking terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” or other similar words, but are not the only way these statements are identified.

These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, expected capital needs and expenses, statements relating to the research, development, completion and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future.

Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate.

Important factors that could cause actual results, developments and business decisions to differ materially from those anticipated in these forward-looking statements include, among other things:

●	our lack of operating history;

●	our current and future capital requirements and our belief that our existing cash will be sufficient to fund our operations for more than one year from the date that the financial statements are issued;

●	our ability to manufacture, market and sell our products and to generate revenues;

●	our ability to maintain our relationships with key partners and grow relationships with new partners;

●	our ability to maintain or protect the validity of our U.S. and other patents and other intellectual property;

●	our ability to launch and penetrate markets in new locations and new market segments;

●	our ability to retain key executive members and hire additional personnel;

●	our ability to maintain and expand intellectual property rights;

●	interpretations of current laws and the passages of future laws;

●	our ability to achieve greater regulatory compliance needed in existing and new markets;

●	our ability to achieve key performance milestones in our planned operational testing;

●	our ability to establish adequate sales, marketing and distribution channels;

●	changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements and the impact of such policies on us, our customers and suppliers, and the global economic environment;

●	the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction;

●	adverse federal, state and local government regulation, in the United States, Europe or Israel and other foreign jurisdictions;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current security situation in Israel;

●	acceptance of our business model by investors; and

●	those factors referred to in “Item 3.D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” in our Annual Report on Form 20-F for the year ended December 31, 2025.

Readers are urged to carefully review and consider the various disclosures made throughout this prospectus which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

You should not put undue reliance on any forward-looking statements. Any forward-looking statements in this prospectus are made as of the date hereof and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling shareholder. We expect that the selling shareholder will sell its ordinary shares as described under “Plan of Distribution.”

We may receive proceeds from the exercise of the Warrants to the extent that these warrants are exercised for cash by the selling shareholder. The Warrants, however, are exercisable on a cashless basis (which in the case of the Ordinary Warrants could only occur if this registration statement is no longer effective or the prospectus contained herein is not available for resale of the ordinary shares underlying the warrants held by the selling shareholder). If all of the Warrants mentioned above were exercised for cash in full, the proceeds would be approximately $7.5 million. We intend to use the net proceeds of such Warrant exercise, if any, for general corporate purposes, which may include but are not limited to, working capital and funding our research and development programs. Our use of the proceeds may change depending on the timing of exercise of the Warrants. Pending such uses, we intend to invest the net proceeds in bank deposits. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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CAPITALIZATION

The following table presents our capitalization as of June 30, 2026:

●	on an actual basis; and

●	on a pro forma basis, after giving effect to the issuance of 885,500 Ordinary Shares as a result of the exercise of Pre-Funded Warrants for aggregate gross proceeds of approximately $89 (approximately NIS 264), as if such exercise had occurred on or before June 30, 2026.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of June 30, 2026 NIS (in thousands)		Convenience translation into U.S. dollars (in thousands)
	Actual	Pro Forma	Pro Forma

Trade payables	3,463	3,463	1,163
Warrants, Net (*)	33,198	19,196	6,446

Shareholders’ equity:
Ordinary shares	2	2	1
Additional paid in capital	256,137	270,139	90,711
Capital Reserve	10,412	10,412	3,496
Accumulated deficit	(218,213)	(218,213)	(73,275)
Total capitalization	48,338	62,340	20,933

*	The Pre-Funded Warrants and the Warrants issued have been classified as financial liabilities. They were initially recorded at fair value and subsequently remeasured at each reporting period.

The above table is based on 6,502,844 ordinary shares outstanding as of June 30, 2026 and excludes as of such date 383,231 ordinary shares issuable upon the exercise of outstanding options under the Plan, at a weighted average exercise price of $14.89 per ordinary share.

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SELLING SHAREHOLDER

The ordinary shares being offered by the selling shareholder are those ordinary shares issuable upon exercise of the Warrants previously issued in connection with the offering that closed on June 26, 2026. For additional information regarding the issuance of those warrants to purchase ordinary shares, see “Prospectus Summary - June 2026 Offering” above. We are registering the ordinary shares in order to permit the selling shareholder to offer the ordinary shares for resale from time to time.

The table below lists the selling shareholder and other information regarding the beneficial ownership of the ordinary shares by the selling shareholder. The second column lists the number of ordinary shares beneficially owned by the selling shareholder, based on their ownership of ordinary shares and warrants to purchase ordinary shares, as of August 30, 2026, assuming exercise of the Warrants held by the selling shareholder on that date, without regard to any limitations on conversions or exercises. The third column lists the maximum number of ordinary shares being offered in this prospectus by the selling shareholder. The fourth and fifth columns list the amount of ordinary shares owned after the offering, by number of ordinary shares and percentage of outstanding ordinary shares, assuming in both cases the sale of all of the ordinary shares offered by the selling shareholder pursuant to this prospectus, and without regard to any limitations on conversions or exercises.

Under the terms of the Warrants issued in the June 2026 Offering, a selling shareholder may not exercise the Warrants to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares not yet issuable upon exercise of the warrants which have not been exercised. The number of shares does not reflect this limitation. The selling shareholder may sell all, some or none of their ordinary shares or investor warrants in this offering. See “Plan of Distribution.”

Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Number of Ordinary Shares Owned After the Offering	Percentage of Ordinary Shares Owned After the Offering
Armistice Capital Master Fund Ltd. (2)	2,239,500	(3)	2,239,500	(3)	-	-

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Ordinary shares subject to warrants currently exercisable, or exercisable within 60 days of August 30, 2026 are counted as outstanding for computing the percentage of the selling shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other selling shareholders.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company, or the Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC, or Armistice Capital, as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which restricts the selling shareholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of ordinary shares in excess of the beneficial ownership limitation. The number of ordinary shares set forth in the above table does not reflect the application of this limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Represents (i) 677,000 ordinary shares issuable upon exercise of the Pre-Funded Warrants, and (ii) 1,562,500 ordinary shares issuable upon exercise of Ordinary Warrants.

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DESCRIPTION OF SHARE CAPITAL

General

The authorized and registered share capital of the Company is 31,250,000 ordinary shares, nominal (par) value NIS 0.00032 each.

The Nasdaq Capital Market

Our ordinary shares are listed on The Nasdaq Capital Market under the symbol “PLSM”.

Ordinary Warrants

Duration and Exercise Price

The Ordinary Warrants have an exercise price of $4.80 per ordinary share. The Ordinary Warrants are currently exercisable and may be exercised until the five year anniversary of the issuance date. The exercise price and numbers of ordinary shares issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our ordinary shares. Ordinary Warrants were issued in certificated form only.

Exercisability

The Ordinary Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). The holder of Ordinary Warrants (together with its affiliates, and any persons acting as a group together with such holder or any of the holder’s affiliates or any other persons whose beneficial ownership of ordinary shares would be aggregated with the holder’s or any of the holder’s affiliates) may not exercise any portion of such holder’s Ordinary Warrants to the extent that the holder would beneficially own more than 4.99% of our outstanding ordinary shares immediately after giving effect to the exercise.

Cashless Exercise

If, at the time a holder exercises its Ordinary Warrants, a registration statement registering the issuance of the ordinary share underlying the warrants under the Securities Act of 1933, as amended, or the Securities Act, is not then effective or available for the issuance to or resale by the holder of such ordinary shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of ordinary shares determined according to a formula set forth in the Ordinary Warrant.

Fundamental Transactions

If, at any time while the Ordinary Warrants are outstanding, (1) we, directly or indirectly, consolidate or merge with or into another person, (2) we, directly or indirectly, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets and the assets of our subsidiaries, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our ordinary shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of our outstanding ordinary shares, (4) we, directly or indirectly, effect any reclassification, reorganization or recapitalization of our ordinary shares or any compulsory share exchange pursuant to which our ordinary shares are converted into or exchanged for other securities, cash or property, or (5) we, directly or indirectly, consummate a share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of our outstanding ordinary or more than 50% of the voting power of our ordinary equity, each, a “Fundamental Transaction”, then upon any subsequent exercise of the Ordinary Warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of ordinary shares then issuable upon exercise of the Investor Warrant, and any additional consideration payable as part of the Fundamental Transaction.

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Notwithstanding anything to the contrary, in the event of a Fundamental Transaction (as defined in the form of warrant) the Company shall, at the warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction, purchase the Investor Warrant from the holder by paying to the Holder an amount equal to the Black Scholes Value (as defined in the form of Investor Warrant) of the remaining unexercised portion of the Investor Warrant on the date of the consummation of such Fundamental Transaction.

Transferability

In accordance with its terms and subject to applicable laws, an Ordinary Warrant may be transferred at the option of the holder upon surrender of the Ordinary Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional ordinary shares will be issued upon the exercise of the Ordinary Warrants. Rather, the number of ordinary shares to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Exchange Listing

Except as otherwise provided in the warrants or by virtue of the holders’ ownership of ordinary shares, the holders of warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until such warrant holders exercise their warrants. The holders of Ordinary Warrants do not have any rights of holders of ordinary shares until such time as ordinary shares are acquired, following exercise of Ordinary Warrants for ordinary shares.

Governing Law

The Ordinary Warrants are governed by New York law.

Pre-Funded Warrants

The material terms of the Pre-Funded Warrants are substantially the same as the Ordinary Warrants, with the exception of the following terms: (a) the exercise price of the Pre-Funded Warrants is $0.0001 per ordinary share and (b) the Pre-Funded Warrants will not expire until exercised in full.

Articles of Association

The following are summaries of material provisions of our amended and restated articles of association, as in effect as of the date of this Post-Effective Amendment No. 1, or the Amended and Restated Articles of Association, and the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, insofar as they relate to the material terms of our ordinary shares.

Purposes and Objects of the Company

Our purpose as set forth in our Amended and Restated Articles of Association is to engage in any lawful activity.

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Registration Number

Our registration number with the Israeli Registrar of Companies is 515139129.

Voting Rights and Conversion

All ordinary shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our Amended and Restated Articles of Association , unless the transfer is restricted or prohibited by another instrument, applicable law, or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Amended and Restated Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Pursuant to our Amended and Restated Articles of Association, our board of directors consists of no less than 5 and no more than 10 (including external directors to the extent required to be appointed to our board of directors pursuant to the Israeli Companies Law, and independent directors). The directors (excluding external directors, to the extent external directors are required to be elected and to serve on the board of directors pursuant to the requirements of the Israeli Companies Law) are classified, with respect to the term for which they each severally hold office, into three classes, as nearly equal in number as practicable, designated as Class I, Class II and Class III. The board of directors may assign members of the Board already in office to such classes at the time such classification becomes effective.

Pursuant to our Amended and Restated Articles of Association, the terms of the classes shall be as follows: (i) the initial term of office of the initial Class I directors commenced on the annual general meeting held in 2025 expired at the annual general meeting of shareholders held in 2026, at which they were re-appointed by our shareholders as Class I directors until the annual general meeting to be held in 2029 and until their successors are duly elected and qualified or until such earlier time as their respective office is vacated, (ii) the term of office of the initial class II directors commenced on the annual general meeting held in 2025 and shall expire at the first annual meeting following the annual general meeting referred to in (i) above and when their successors are duly elected and qualified or such earlier time as their respective office is vacated, and (iii) the term of office of the initial Class III directors commenced on the annual general meeting held in 2025 and shall expire at the first annual general meeting following the annual general meeting referred to in (ii) above and when their successors are duly elected and qualified or such earlier time as their respective office is vacated.

Unless stated otherwise in our Amended and Restated Articles of Association, the appointment and dismissal of directors (other than external directors, to the extent external directors are required to be elected and to serve on the board of directors pursuant to the requirements of the Israeli Companies Law) shall be made only by the annual general meeting. At each annual general meeting of our shareholders, commencing with the annual general meeting of our shareholders held in 2025, each of the successors elected to replace the directors of a class whose term shall have expired at such annual general meeting of our shareholders shall be elected to hold office until the third annual general meeting of our shareholders next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Notwithstanding anything to the contrary, each director shall serve until his or her successor is duly elected and qualified or until such earlier time as such director’s office is vacated.

If the number of directors (excluding external directors, to the extent external directors are required to be elected and to serve on the board of directors pursuant to the requirements of the Israeli Companies Law) that constitutes the board of directors is hereafter changed, the then-serving directors shall be re-designated to other classes and/or any newly created directorships or decrease in directorships shall be apportioned by the board of directors among the classes so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Directors so elected may not be dismissed from office by the shareholders or by a general meeting of our shareholders prior to the expiration of their term of office. The directors do not receive any benefits upon the expiration of their term of office.

Any amendment or replacement of our Amended and Restated Articles of Association regarding the election of directors, as described above, require a majority of two thirds (66 2/3%) of the voting power represented at the general meeting of our shareholders in person or by proxy and voting thereon, disregarding abstentions from the count of the voting power present and voting.

A director who ceases to meet the statutory requirements to serve as a director, external director (to the extent external directors are required to be elected and to serve on the board of directors pursuant to the requirements of the Israeli Companies Law) or independent director, as applicable, must notify the Company to that effect immediately and his or her service as a director will expire upon submission of such notice.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s Amended and Restated Articles of Association provide otherwise. Our Amended and Restated Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, dividends may be distributed only out of profits available for distribution. The distribution amount is limited to the greater of retained earnings or earnings generated over the two most recent fiscal years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or the Profit Test, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due, or the Solvency Test. Pursuant to the Israeli Companies Law, if a company meets only the Solvency Test but does not meet the Profit Test, its dividends distribution shall be subject to Israeli court approval. Nonetheless, pursuant to the Israeli Companies Regulations (Alleviation for Public Companies whose shares are Traded on the Stock Exchange Outside of Israel), 2000, or the Alleviation Regulations, Israeli companies listed on certain non-Israeli stock exchanges, including the Nasdaq, may distribute a dividend by way of a share repurchase program (buy-back) if the company does not meet the Profit Test, without seeking the approval of the court, subject to the following conditions: (i) the company meets the Solvency Test; and (ii) the company provides a notice to certain creditors of its intention to distribute a dividend by way of a share repurchase program without meeting the profit test and no such creditor submits an objection within 30 days of the notice (otherwise, court approval would be required for such distribution in accordance with the requirements of the Israeli Companies Law).

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In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under the Israeli Companies Law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our board of directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our board of directors may call special meetings at its discretion whenever it sees fit and upon the written request of: (a) any two of our directors or such number of directors equal to one quarter of the members of our board of directors; and/or (b) one or more shareholders holding, in the aggregate, either (i) 5% or more of our outstanding voting power or (ii) 5% or more of our outstanding issued shares and 1% of our outstanding voting power.

Despite the aforesaid, in accordance with the Alleviation Regulations, with respect to Israeli companies listed on certain non-Israeli stock exchanges, including the Nasdaq, the threshold for a shareholder who may demand that a general meeting be convened was increased from at least 5% of the share capital and 1% of the voting rights in the company, or 5% of the voting rights in the company to at least 10% of the share capital and 1% of the voting rights in the company, or 10% of the voting rights in the company (provided that where the foreign law sets a threshold which is lower than 10% the original threshold under the Israeli Companies Law shall apply as detailed in the paragraph above).

The chairperson of the board of directors (or in their absence, any director the board of directors appoints for this purpose, or in their absence, the Company’s CEO) will be the chairperson of any Company general meeting. If there is no such chairperson or if the chairperson is not present at any particular meeting within 15 minutes of the scheduled meeting start time, or if they refuse to act as chairperson of the meeting, the directors may elect one of the present officers as chairperson of the meeting. If no other director or officer is present or if all present directors or officers refuse to act as chairperson of the meeting, one of the shareholders or a representative of such a shareholder will be elected as chairperson of the meeting. If no shareholder is physically present, as stated above, the voting instrument will be used to authorize a Company representative to act as chairperson of the meeting, as stated above.

According to regulations promulgated pursuant to the Israeli Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, or the General Meeting Regulations, holder(s) of at least 1% of the Company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, unless such proposal refers to election or removal of a director, which requires such holder(s) to hold at least 5% of the Company’s voting rights, as set forth in the Alleviation Regulations. Such proposal may be submitted within seven days of publicizing the convening of a shareholder meeting, or within fourteen days, if the Company publishes at least 21 days prior to publicizing the proxy materials for a shareholder meeting, a preliminary notice stating its intention to convene such meeting with all required information. Any such proposal must further comply with the information requirements under applicable law and our Amended and Restated Articles of Association, and in the event that such shareholders propose to appoint directors for service on the Company’s board of directors, the proposal must include information regarding the director candidates as well as certain declarations of the director candidates, as required pursuant to the General Meeting Regulations. The agenda for a shareholder meeting is determined by the board of directors and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of the required Company’s voting rights, as detailed above.

Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

● amendments to our Amended and Restated Articles of Association;

● appointment or termination of our external auditors and approving their remuneration;

● appointment of directors, including external directors;

● approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Israeli Companies Law and any other applicable law;

● increases or reductions of our authorized share capital;

● a merger (as such term is defined in the Israeli Companies Law);

● exercise of the powers of the board of directors if the board of directors is unable to exercise its powers and the exercise of any of its powers is vital for the Company’s proper management;

● approve the liquidation, dissolution or winding up of the Company; and

● transact any other business which under our Amended and Restated Articles of Association or applicable law may be transacted by the shareholders of the Company in a general meeting.

The Israeli Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting, and if the agenda of the meeting includes, among other matters, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties (as such terms are defined in the Israeli Companies Law), or an approval of a merger, notice must be provided at least 35 days prior to the meeting. We are not required to deliver or serve notice of a general meeting or of any adjournments thereof to any shareholder. However, subject to applicable law and stock exchange rules and regulations, we will publicize the convening of a general meeting in any manner reasonably determined by us, and any such publication shall be deemed duly made, given and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by us in our sole discretion.

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Voting Rights

Quorum Requirements

As permitted under the Israeli Companies Law, under our Amended and Restated Articles of Association, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy or written ballot, who hold or represent between them at least 25% of the total outstanding voting rights. If no quorum is present at the meeting within 30 minutes of the scheduled meeting start time, the meeting will be postponed by seven days, at the same time and place, without it being necessary to notify the shareholders of this, and subject to the Israeli Companies Law and any applicable law, or to a later date, if such a later date has been stated in the notice of the meeting, or to another day, time, and place, as the board of directors determines in a notice to the shareholders. If no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

Vote Requirements

Our Amended and Restated Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our Amended and Restated Articles of Association. Under the Israeli Companies Law, the primary types of engagements or transactions that require approval of our shareholders by a special majority include the following: (i) the approval of an extraordinary transaction with a controlling shareholder or the approval of the terms of employment or other engagement of a controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary), each of which requires the approval described under “Directors, Senior Management and Employees-Board Practices-Approval of Related Party Transactions Under Israeli Law-Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions” in our most recent Annual Report on Form 20-F; (ii) the approval of our compensation policy for directors and officers, or the approval of compensation terms to a director or officer which deviate from the terms of the compensation policy, which requires the approval described under “Directors, Senior Management and Employees-Board Practices-Committees of the Board of Directors-Compensation Committee”, which we refer to as the Special Majority for Compensation; (iii) the approval of the terms of employment of our CEO, which requires the approval of our shareholders by a Special Majority for Compensation; and (iv) the appointment of our external directors, to the extent that such external directors shall serve on our board of directors, which requires the approval of a majority vote of the shares present and voting at a meeting of shareholders, provided that either: (a) such majority includes at least a majority of the shares held by all shareholders who are not controlling shareholders of the company or have a personal interest in the approval of the item, other than a personal interest that is not as a result of relations with the controlling shareholder participating in the voting; or (b) the total number of shares out of the shareholders detailed in section (a) who vote against the arrangement does not exceed 2% of the company’s aggregate voting rights.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

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Modification of Class Rights

Under the Israeli Companies Law and our Amended and Restated Articles of Association, the rights attached to any class of share, such as voting, liquidation, and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our Amended and Restated Articles of Association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If less than 5% of the outstanding shares are not tendered in such tender offer and more than half of the offerees who have no personal interest in the offer tendered their shares, all the shares that the acquirer offered to purchase will be transferred to it by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares. Shareholders may request appraisal rights in connection with a full tender offer for a period of six months following the consummation of the tender offer, but the acquirer is entitled to stipulate, under certain conditions, that tendering shareholders will forfeit such appraisal rights.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, provided that there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

These requirements do not apply if, in general, the acquisition (1) was made in a private placement that received shareholders’ approval, subject to certain conditions, (2) was from a holder of 25% or more of the voting rights in the company which resulted in the acquirer becoming a holder of 25% or more of the voting rights in the company, or (3) was from a holder of more than 45% of the voting rights in the company which resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company. A “special” tender offer must be extended to all shareholders. In general, a “special” tender offer may be consummated only if (1) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (2) the offer is accepted by a majority of the offerees who notified the company of their position in connection with such offer (excluding the offeror, controlling shareholders, holders of 25% or more of the voting rights in the company or anyone on their behalf, or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law includes provisions that allow a merger transaction and requires that each company that is a party to the merger have the transaction approved by its board of directors and, unless certain requirements described under the Israeli Companies Law are met, a vote of the majority of shareholders, and, in the case of the target company, also a majority vote of each class of its shares. For purposes of the shareholder vote of each party, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power present at the shareholders meeting and which are not held by the other party to the merger (or by any person or group of persons acting in concert who holds 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party) vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority requirement that governs all extraordinary transactions with controlling shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least (1) 50 days have passed from the time that the requisite proposals for approval of the merger were filed with the Israeli Registrar of Companies by each merging company and (2) 30 days have passed since the merger was approved by the shareholders of each merging company.

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Private Placement

Under the Israeli Companies Law, a significant private placement of securities requires approval by the board of directors and the shareholders by a simple majority. A private placement is considered a significant private placement if it results in a person becoming a controlling shareholder, or if all of the following conditions are met: the securities issued amount to 20% or more of the company’s outstanding voting rights before the issuance; some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and the transaction will increase the relative holdings of a shareholder who holds 5% or more of the company’s outstanding share capital or voting rights or will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights. Notwithstanding, in accordance with the Alleviation Regulations, the provisions of the Israeli Companies Law governing the approval of significant private placements will not apply to Israeli public companies which are listed for trading on certain stock exchanged outside of Israel (including the Nasdaq) if applicable law in the foreign jurisdiction in which the company’s securities are so listed for trading includes rules governing a private placement and the company follows such rules as applicable to companies incorporated in such foreign jurisdiction.

Borrowing Powers

Pursuant to the Israeli Companies Law and our Amended and Restated Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended and Restated Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our Amended and Restated Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital.

Debt Securities

We do not have any debt securities that are registered under Section 12 of the Securities Act.

Warrants and Rights

We do not have any warrants or rights that are registered under Section 12 of the Securities Act.

Other Securities

We do not have any other securities that are registered under Section 12 of the Securities Act.

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PLAN OF DISTRIBUTION

We are registering the ordinary shares issuable upon exercise of the Warrants issued in the Private Placement to permit the resale of these ordinary shares by the holders of these warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholder of the ordinary shares other than proceeds from the cash exercise of the Warrants, if and when exercised. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

The selling shareholder may sell all or a portion of the ordinary shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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If the selling shareholder effects such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of ordinary shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholder may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

The selling shareholder may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states ordinary shares may not be sold unless such ordinary shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement, of which this prospectus forms a part.

The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

We will pay all expenses of the registration of the ordinary shares, estimated to be $154,251.84 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

Once sold under the registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

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EXPENSES OF THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent discounts, expected to be incurred in connection with the offer and sale of the securities offered by us. With the exception of the SEC registration fee, all amounts are estimates:

U.S. dollars
SEC registration fee	2,800.84
Legal fees and expenses	135,000
Accounting fees and expenses	15,000
Miscellaneous	1,451
Total	154,251.84

LEGAL MATTERS

Greenberg Traurig, P.A., has passed upon certain legal matters regarding the securities offered hereby under U.S. law, and Shibolet & Co., has passed upon certain legal matters regarding the securities offered hereby under Israeli law. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2025, have been so incorporated in reliance on the report of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including amendments and relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, summarizes material provisions of contracts and other documents that we refer to in the prospectus. Since this prospectus does not contain all of the information contained in the registration statement, you should read the registration statement and its exhibits and schedules for further information with respect to us and our ordinary shares. Our SEC filings, including the registration statement, are available to you on the SEC’s web site at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Our principal shareholders are exempt from the reporting obligations under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly, and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and may submit to the SEC, on Form 6-K, unaudited quarterly financial information.

In addition, since our ordinary shares are traded on the TASE, we have filed Hebrew language periodic and immediate reports with, and furnish information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (www.maya.tase.co.il).

We maintain a corporate website at www.pulsenmore.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be posted on such website under corporate or securities regulations, including posting any XBRL interactive financial data required to be filed with the SEC or any other regulatory authority, and any notices of general meetings of our shareholders.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

This prospectus incorporates by reference the documents listed below, which have been previously filed with the SEC:

●	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 30, 2026;

●	our Reports on Form 6-K filed with the SEC on March 30, 2026, May 7, 2026, June 12, 2026, June 24, 2026, June 25, 2026, July 1, 2026, July 1, 2026, July 13, 2026, August 6, 2026, August 17, 2026, August 19, 2026 and August 31, 2026 (in each case, to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

●	the description of our ordinary shares contained in Exhibit 2.1 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on March 30, 2026, and any amendment or report filed for the purpose of further updating that description.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing us at Pulsenmore Ltd., 8 Omarim St. Omer, Israel, Attention: General Counsel & Company Secretary, +972-526062075.

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, a substantial majority of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a substantial majority of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Our agent for service of process in the United States is Pulsenmore Americas LLC c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805.

We have been informed by our Israeli legal counsel, Shibolet & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above.

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Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court will not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

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2,239,500 Ordinary Shares

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

Insurance

Under the Israeli Companies Law, 5759-1999, or the Israeli Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

●	breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	a financial liability imposed upon him or her in favor of another person concerning an act performed by such office holder in his or her capacity as an officer holder.

We currently have directors’ and officers’ liability insurance, providing total collective bargaining agreements.

Indemnification

The Israeli Companies Law provides that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court;
●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Israeli Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Israeli Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction
●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent.

Our Amended and Restated Articles of Association allow us to indemnify our office holders up to a certain amount. The Israeli Companies Law also permits a company to undertake in advance to indemnify an office holder, provided that if such indemnification relates to financial liability imposed on him or her, as described above, then the undertaking should be limited and shall detail the following foreseen events and amount or criterion:

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●	to events that in the opinion of the board of directors can be foreseen based on the Company’s activities at the time that the undertaking to indemnify is made; and

●	in amount or criterion determined by the board of directors, to be reasonable under the circumstances.

We have entered into indemnification agreements with all of our directors and with certain members of our senior management.

The indemnification that we undertake towards all persons whom it resolved to indemnify for the matters and circumstances described therein, jointly and in the aggregate, do not exceed the amount equal to 25% of the Company’s shareholders’ equity at the time of the indemnification.

Exculpation

Under the Israeli Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association as in effect as of the date hereof provide that we may exculpate any office holder from liability to us to the fullest extent permitted by law. Under the indemnification agreements, we exculpate and release our office holders from any and all liability to us related to any breach by them of their duty of care to us to the fullest extent permitted by law.

Limitations

The Israeli Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

There are no service contracts between us and our directors in their capacity as directors, on the other hand, providing for benefits upon termination of service.

As of the date hereof, we have no outstanding loan or guarantee commitments to members of the board of directors or management, provided, however, that following the share split of the Company’s share capital effected in June 2021 and corresponding adjustment made to the number and exercise price of options granted to our directors and outstanding as of such share split, which resulted in the adjusted exercise price to be lower than the minimum exercise price required by the TASE bylaws, the company was required to increase such exercise price to comply with said bylaws and undertook to pay such directors an amount equal to the difference between the original exercise price (as adjusted for the share split) and the adjusted exercise price, multiplied by the number of exercised shares, and to compensate such directors for any excess tax liability incurred as a result of such arrangement, if any. As of the date hereof, such obligation remains outstanding solely with respect to one director of the Company.

We have obtained directors’ and officers’ liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Companies Law. In addition, we have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by the Companies Law and our articles of association, to the extent that these liabilities are not covered by insurance. On July 18, 2023, our shareholders approved, following the approvals of our compensation committee and board of directors, the adoption and grant of a new letter of indemnification to our existing and future directors and officers. For information regarding our letters of exemption and indemnification, see Item 7B - Insurance, Exemption, and Indemnification Agreements to our Annual Report on Form 20-F for the year ended December 31, 2025.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, office holders and controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities sold by us within the past three years (i.e., since August 30, 2023, up to the date of this registration statement) which were not registered under the Securities Act:

On June 25, 2026, we entered into a securities purchase agreement with a certain institutional investor for sale of the pre-funded warrants to purchase up to 1,562,500 ordinary shares of the Company (the “June 2026 Pre-Funded Warrants”), together with ordinary warrants to purchase up to 1,562,000 ordinary shares of the Company, at a combined purchase price of $4.7999. The offering closed on June 26, 2026 and resulted in gross proceeds of NIS 22.5 million (approximately $7.5 million), excluding any proceeds from future exercises of the warrants. The pre-funded warrants were exercisable upon issuance and will not expire until exercised in full. The ordinary warrants have an exercise price of $4.80 per ordinary share, were immediately exercisable upon issuance and will expire on the five-year anniversary from the date of issuance.

In July 2026, we issued an aggregate of 885,500 of our ordinary shares which were issued upon the exercise of 885,500 June 2026 Pre-Funded Warrants at an exercise price of $0.0001 per ordinary share.

Since August 30, 2023, we have granted to our directors, officers, employees and other service providers options to purchase an aggregate of 65,904 ordinary shares under our 2019 Amended Share Incentive Plan.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document
3.1	Amended and Restated Articles of Association of the Registrant (filed as Exhibit 1.1 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

5.1*	Opinion of Shibolet & Co., Israeli counsel to the Registrant, as to the validity of the Ordinary Shares.

10.1	Pulsenmore Ltd. 2019 Amended Share Incentive Plan Amended and Restated Articles of Association of the Registrant (filed as Exhibit 4.1 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.2+	Pulsenmore Ltd. 2023 United States Sub-Plan to the 2019 Amended Share Incentive Plan Amended and Restated Articles of Association of the Registrant (filed as Exhibit 4.2 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.3+	Compensation Policy for Executive Officers and Directors (filed as Exhibit 4.3 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.4+	Form of Indemnification Agreement (filed as Exhibit 4.4 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.5+	Consultancy Agreement, dated November 6, 2016 by and between Pulsenmore Ltd. and D.L.L.D. Consulting Ltd. (filed as Exhibit 4.5 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.6+	Personal Employment Agreement, dated December 20, 2020 between Pulsenmore Ltd. and Jonathan Adereth (filed as Exhibit 4.6 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.7+	Employment Agreement, dated January 1, 2022 by and between Pulsenmore Ltd. and Meir Shmouely (filed as Exhibit 4.7 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.8+	Employment Agreement, dated October 17, 2021 by and between Pulsenmore Ltd. and Minelu (Menashe) Sonnenschein (filed as Exhibit 4.8 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.9#^	Agreement for the Supply of Services and Products dated October 28, 2024, by and between Pulsenmore Ltd. and Clalit Health Services (filed as Exhibit 4.9 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

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10.10#^	Agreement for the Supply of Services and Products dated August 2, 2020, by and between Pulsenmore Ltd. and Clalit Health Services (filed as Exhibit 4.10 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.11^	Addendum dated August 8, 2020 to Agreement for the Supply of Services and Products dated December 14, 2021, by and between Pulsenmore Ltd. and Clalit Health Services (filed as Exhibit 4.11 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

10.12^	Agreement dated January 22, 2026, by and between Pulsenmore Ltd. and Clalit Health Services (filed as Exhibit 4.12 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 30, 2026, and incorporated herein by reference)

10.13	Form of Securities Purchase Agreement, dated as of June 25, 2026, by and between Pulsenmore Ltd. and the purchaser identified on the signature page thereto (filed as Exhibit 10.1 to our Report on Form 6-K as filed with the Securities and Exchange Commission on June 25, 2026, and incorporated herein by reference).

10.14	Form of Ordinary Warrant (filed as Exhibit 10.2 to our Report on Form 6-K as filed with the Securities and Exchange Commission on June 25, 2026, and incorporated herein by reference).

10.15	Form of Pre-Funded Warrant (filed as Exhibit 10.3 to our Report on Form 6-K as filed with the Securities and Exchange Commission on June 25, 2026, and incorporated herein by reference).

10.16	Form of Placement Agency Agreement, dated as of June 25, 2026, by and between Pulsenmore Ltd. and A.G.P./Alliance Global Partners, as placement agent (filed as Exhibit 10.4 to our Report on Form 6-K as filed with the Securities and Exchange Commission on June 25, 2026, and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (filed as Exhibit 8.1 to our Registration Statement on Form 20-F as filed with the Securities and Exchange Commission on December 29, 2025, and incorporated herein by reference).

23.1**	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, an independent registered public accounting firm of the Company.

23.2*	Consent of Shibolet & Co. (Included in Exhibit 5.1).

24.1*	Power of Attorney

107*	Calculation of Filing Fee Table

*	Previously filed.
**	Filed herewith.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
#	English translation of original Hebrew document.
^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.

(b) Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

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Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 10 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(f)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omer, State of Israel, on the 31st day of August, 2026.

PULSENMORE LTD.

By:	/s/ Dr. Elazar Sonnenschein
Name:	Dr. Elazar Sonnenschein
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Dr. Elazar Sonnenschein	Chief Executive Officer	August 31, 2026
Dr. Elazar Sonnenschein	(Principal Executive Officer) and Director

/s/ Eran Hirsh	Chief Financial Officer	August 31, 2026
Eran Hirsh	(Principal Financial and Accounting Officer)

*	Chairman of the Board of Directors	August 31, 2026
Jonathan Adereth

*	Director	August 31, 2026
Linda Messalem

*	Director	August 31, 2026
Racheli Guz-Lavi

*	Director	August 31, 2026
Prof. Anat Loewenstein

*	Director	August 31, 2026
Hagai Itkin

*By:	/s/ Dr. Elazar Sonnenschein
Dr. Elazar Sonnenschein
Attorney-in-Fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Pulsenmore Americas LLC, has signed this registration statement on the 31st day of August, 2026.

Pulsenmore Americas LLC

By:	/s/ Eran Hirsh
Name:	Eran Hirsh
Title:	Chief Financial Officer

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